Exhibit 10.33

Roger Saillant

President & Chief Executive Officer

March 2, 2001

John Elter

49 Ward Lane

Fairport, New York 14450

Dear John,

This letter serves as a replacement for the offer of employment letter dated February 20, 2001. I am pleased to extend our offer to you for the position of Vice President of Research and Systems Architecture for Plug Power. In this capacity, you will be reporting directly to me. As we have discussed your organizational and functional responsibilities will include but are not limited to the following: advanced research and systems engineering groups.

John, I am please to outline the following compensation package, which I believe is commensurate with our confidence in your ability to successfully lead the financial efforts at Plug Power. Together, we agreed upon a mutually beneficially start date of Tuesday, February 20th, with the understanding that you may need to wrap up other obligations during the month of March. The key elements of this package include:

1)	An annual base salary of $225,000, to be earned and paid weekly. In addition, you will be eligible for a target incentive bonus of 50% of earned compensation, which may be paid in cash and/or stock or a combination of cash and stock. Payments of incentive bonuses are generally made in the first quarter after the year-end audit. The bonus will be based primarily on attaining MBO targets and defined financial metrics. You and I will determine a detailed schedule for the incentive portion of your compensation within ninety days of your start date.

2)

As a Plug Power employee, you will be eligible to participate in Plug Power’s 1999 Stock Option and Incentive Plan (the “Plan”). Pursuant to the Plan, you will be granted an option to purchase 100,000 shares (of which 100,000 will be immediately vested) of Plug Power common stock, subject to the approval of Plug Power’s Board of Directors. The exercise price of the option will be equal to NASDAQ’s closing price of Plug Power’s stock on the date the Board of Directors approves the grant. Please be advised that any grant of options to you is subject to ratification by the Board of Directors and is subject to the express provisions, including, but not limited to, the vesting schedule (which is not inconsistent with immediate vesting of your options) and employment termination provisions of the Plan. Following ratification by the Board of Directors, you will be given a stock option grant agreement, together with a Summary and Prospectus that summarizes the provisions of the Plan.

3)	A one-time $20,000 (grossed-up) sign-on bonus that will be processed through payroll upon employment.

4)	Reimbursement for all ordinary expenses incurred in relocating. This includes moving household goods, two house hunting trips to the Albany area for you and your wife, temporary living costs during the relocation period, not to exceed beyond June 30, 2001, closing costs associated with selling your current residence and purchasing a new residence in the Capital District, reasonable incidental costs, and the personal tax consequences thereof.

5)	Six months salary continuation in the event that you are terminated from the company for any reason other than gross misconduct, negligence, theft or fraud; provided, however, that in such event you will not be eligible to continue participation in the 401(k) plan, Stock Option and Incentive Plan and Employee Stock Purchase Plan.

6)	Four weeks vacation for which you are immediately eligible

7)	All normal Plug Power employee benefits including: healthcare, 401(k), etc. I am enclosing an Employee Benefits Summary, which provides general information about our various benefit plans. These plans have different eligibility dates, depending on the benefit provided. If you have any questions, please contact Tina Leonard, Director of Human Resources at 518782-7700, ext. 1146.

As you know, there are several other essential terms and conditions of your employment with Plug Power. These include, but are not limited to, the following:

First, Plug Power’s offer of employment is contingent upon receipt of satisfactory references. Plug Power retains the absolute right to determine whether a reference is satisfactory.

Second, Plug Power’s offer of employment is for an employment-at-will position. As an employee-at-will, your employment is not for a definite or guaranteed period of time and you may be discharged, or you may resign, at any time, for any reason or no reason, with or without cause, and with or without any prior notice. Your employment-at-will status cannot be changed or amended unless Plug Power and you enter into a written agreement signed by both an authorized corporate officer and the Director of Human Resources.

Third, you must read and sign Plug Power’s Employee Patent, Confidential Information and Non-Compete Agreement (“Agreement”) prior to reporting to work. (A copy of this Agreement is enclosed with this letter.) You must fully comply with this Agreement.

Fourth, it is essential that you identify immediately any circumstances or agreements with prior employers - including, but not limited to non-compete agreements - which might interfere or limit in any way your ability to work at Plug Power and to perform fully your duties and responsibilities. This information must be communicated to myself immediately.

Fifth, your employment is also contingent upon your compliance with the U.S. immigration law. The law requires you to complete the U.S. Government Employment Eligibility Verification form (I-9), and to provide on your first day of employment documents that verify your identity and employment eligibility. For a list of the acceptable documents, please refer to the enclosed form. By accepting this offer, you will be required to comply with this law.

Sixth, the Board must approve your appointment to the position of Vice President of Research and Systems Architecture of this company.

John, I am sincerely enthusiastic at the prospect of you joining our team! Plug Power is poised to continue on the successful path that has made us a recognized market leader and premier developer in the residential fuel cell market. It is apparent to all of us here that your experience and style compliment Plug Power’s business initiatives and culture. We are all convinced that together, we will capitalize on the challenges that lie before us. This is truly a unique opportunity; and we look forward to sharing the excitement with you! Should you have any questions, please do not hesitate to contact me directly.

Sincerely,

/s/ Roger B. Saillant
Roger B. Saillant
President and Chief Executive Officer

Enclosures

I acknowledge and accept this offer of employment with Plug Power.

/s/ John Elter	March 21, 2001
John Elter	Date